Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

CONTACT:

DELMAR BANCORP

Lloyd B. Harrison, III

Chief Executive Officer

540-899-2265

November 16, 2019

DELMAR BANCORP AND VIRGINIA PARTNERS BANK

COMPLETE SHARE EXCHANGE

Salisbury, MD; Fredericksburg, VA.  Delmar Bancorp, Salisbury, Maryland (“Delmar”) (OTCQX: DBCP), the parent company of The Bank of Delmarva, Seaford, Delaware (“Delmarva”), announced today the successful completion of its previously-announced merger of equals with Virginia Partners Bank, Fredericksburg, Virginia (“Partners”).  Effective after the close of business on November 15, 2019, Partners became a separate wholly-owned subsidiary of Delmar through an exchange of shares in an all-stock transaction (the “Share Exchange”).

Pursuant to the terms of the previously disclosed definitive agreement, dated December 13, 2018, each share of Partners common stock was exchanged for 1.7179 shares of Delmar common stock.  Options and warrants to acquire Partners common stock have been assumed by Delmar and converted into options and warrants to acquire shares of Delmar common stock.

“We are excited to announce the completion of our merger of equals and the establishment of our multibank holding company structure,” said Lloyd B. Harrison, III, the CEO of Delmar and President and CEO of Partners.  “This partnership will serve our shareholders, our employees, our customers, and our communities well.  Importantly, it sets the stage for other like-minded community banks to join a multi-bank holding company committed to maintaining separately chartered affiliate banks.  Our affiliate bank model preserves what is best about community banking — the identities and leadership that make them successful — while achieving scale in a rapidly consolidating industry.”

Continuity and Increased Services for Customers

Customers will experience continuity, with access to the same bankers, locations and services immediately following the closing.  Customer accounts, loan payment terms, access to account information through mobile and online banking applications, use of debit cards or access to ATMs did not change as a result of the closing.

Delmarva and Partners will each continue to operate as independent, separately chartered subsidiaries of Delmar.  The banks will maintain their existing names, brands, executive management teams, and boards of directors.

“This strategic partnership will allow each bank to leverage the strength of its local community banking franchise and expand the breadth of products and services offered to its existing customer base,” said John Breda, the President and CEO of Delmarva, and the President and Chief Operating Officer of Delmar.  “Additionally, the creation of a $1.2 billion asset bank holding company provides significant opportunities for both banks to expand their customer base and lending and to better address community banking needs in their current and contiguous markets.”

Janney Montgomery Scott LLC acted as financial adviser to Delmar and Buckley LLP acted as its legal counsel. Sandler O’Neill + Partners, L.P. acted as financial adviser to Partners and Troutman Sanders LLP acted as its legal counsel.

Delmarva customers can find additional information at www.bankofdelmarvahb.com.  Partners customers can find additional information at www.vapartnersbank.com.

The Multi-Bank Holding Company: Delmar Bancorp (OTCQX: DBCP)

The consolidated holding company will have, on a pro forma basis at September 30, 2019, approximately $1.2 billion of assets, $976.1 million in loans, and $999.9 million in deposits, and a franchise that serves the attractive Mid-Atlantic and Southeastern markets, extending from Philadelphia, Pennsylvania to Salisbury, Maryland, and Fredericksburg and Newport News, Virginia.  The combination is expected to offer shareholders several benefits, including ownership in a larger, more diversified and scalable company that has increased capital flexibility and operational effectiveness and efficiency, as well as improved liquidity in their shares.

About Delmar Bancorp

Delmar Bancorp is the holding company for The Bank of Delmarva, which commenced operations in 1896.  Delmarva’s main office is in Seaford, Delaware and it conducts full-service commercial banking through eleven branch locations in Maryland and Delaware, and three branches, operating under the name “Liberty Bell Bank,” in the South Jersey/Philadelphia metro market.  Delmarva focuses on serving its local communities, knowing its customers, and providing superior customer service.

About Virginia Partners Bank

Virginia Partners Bank, organized in 2008, is headquartered and maintains three full service offices in Fredericksburg, Virginia, and a branch in La Plata, Maryland and a loan production office in Annapolis, Maryland, operating under the name “Maryland Partners Bank.”

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Securities and Exchange Act of 1934, as amended, including statements of goals, intentions, and expectations as to future trends, plans, events or results of Delmar’s operations and policies and regarding general economic conditions.  These forward-looking statements include, but are not limited to, statements about (i) the benefits of the transaction between Delmar and Partners and (ii) Delmar’s and Partners’ plans, obligations, expectations and intentions.  In some cases, forward-looking statements can be identified by use of words such as “may,” “will,” “anticipates,” “believe,” “expects,” “plan,” “estimates,” “potential,” “continue,” “should,” and similar words or phrases.  These statements are based upon the beliefs of the respective managements of Delmar and Partners as to the expected outcome of future events, current and anticipated economic conditions, nationally and in the parties’ market, and their impact on the operations and assets of the parties, interest rates and interest rate policy, competitive factors, judgments about the ability of the parties to successfully consummate the Share Exchange and to integrate the operations of the two companies, the expected growth opportunities or cost savings resulting from the Share Exchange, which may not be fully realized or take longer than expected to realize; the ability of the two companies to avoid customer dislocation or runoff, and employee attrition, during the period leading up to and following the completion of the Share Exchange, the timing of and any conditions to required regulatory approvals, and other conditions which by their nature, are not susceptible to accurate forecast and are subject to significant uncertainty.  Factors that could cause results and outcomes to differ materially include, among others, the ability to obtain required regulatory and shareholder approvals; the ability to complete the Share Exchange as expected and within the expected timeframe; and the possibility that one or more of the conditions to the completion of the Share Exchange may not be satisfied.  Because of these uncertainties and the assumptions on which this discussion and the forward-looking statements are based, actual future operations and results in the future may differ materially from those indicated herein.  Readers are cautioned against placing undue reliance on such forward-looking statements.  Past results are not necessarily indicative of future performance.  Delmar and Partners assume no obligation to revise, update, or clarify forward-looking statements to reflect events or conditions after the date of this release.